Exhibit 10.12

IRREVOCABLE VOTING POA AND PRIOR CONSENT AGREEMENT

between

Madeleine Charging B.V.

as Madeleine

E8 Partenaires

as E8

for the terms and conditions of

the Shareholders’ voting policy in Pubco

and the restriction on transfers of Pubco shares by E8

IRREVOCABLE POA AND CONSENT AGREEMENT

INTRODUCTION

This irrevocable power of attorney and prior consent Agreement (the “Agreement”) is entered into on 14 April 2021 between:

1.

MADELEINE CHARGING B.V., a company organised under the laws of the Netherlands, whose corporate seat is at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam and with trade register number 71768068, hereinafter referred to as the “Madeleine”;

2.

E8 PARTENAIRES, a French société par actions simplifiée with capital of 8,000 euros, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334, hereinafter referred to as the “E8”;

(Madeleine and E8 shall be hereinafter collectively referred to as the “Shareholders” or individually as a “Shareholder”)

RECITALS

A.

Madeleine is a company wholly-owned by investment vehicles managed and represented Meridiam, a French société par actions simplifiée, whose registered office is located at 4 place de l’Opéra 75002 Paris, France, registered with the Paris Trade and Companies Register under number 483579389;

B.

As of the date hereof, Madeleine owns 100% of Allego Holding B.V, a Dutch besloten vennootschap met beperkte aansprakelijkheid, whose registered office is located at Westervoortsedijk 73 KB, 6827 AV Arnhem, registered under number 73283752 (“Allego Holding”), which is the holding company of the Allego group, an end-to-end and integrated EV charging solutions provider which owns, designs, operates and/or services charge points.

C.

E8 is a strategic consulting firm with a proven background in management of technological highgrowth firms with whom Meridiam has partnered with E8 since 2019 for E8 to provide strategic support to Allego and proceed with a complete turnaround and strategic repositioning of the Allego group.

D.

On 16 December 2020, E8 and Madeleine entered into a special fees agreement, as amended on 15 January 2021 and on 8 April 2021 (the “Fees Agreement”), pursuant to which, immediately prior to completion of the Transaction (as such term is defined below), E8 shall be entitled to subscribe for up to 15% of the share capital and voting rights of Pubco (as such term is defined below).

E.

Madeleine contemplates in the coming months to carry out a “SPAC-IPO” transaction whereby 100% of the outstanding share capital and voting rights of Allego Holding would be ultimately held by a holding company listed in the US (“Pubco”) (the “Transaction”), in which Madeleine and E8 would hold (after completion of the Transaction), respectively, more than 50% and up to 15% of the share capital and voting rights of Pubco.

F.

In light of the amendments to the Fees Agreement agreed upon between E8 and Madeleine on 8 April 2021, the Parties wish to lay down in this Agreement the terms and conditions of their future co-operation in respect of the voting policy at all shareholders’ meetings of Pubco (the “Meetings”) further to the completion of the Transaction.

NOW HEREBY AGREE AS FOLLOWS

1	IRREVOCABLE POA

As from the completion of the Transaction, E8 agrees and commits itself, to the extent permitted by applicable laws and the articles of association of Pubco, to (i) grant an irrevocable voting power of attorney to Madeleine substantially in the form as set out in Annex A of this Agreement (the “Irrevocable Voting PoA”), and (ii) reasonably cooperate with all legal and regulatory requirements for inclusion of this Irrevocable Voting PoA in the applicable US or EU clearing systems. E8 undertakes that if a Dutch court deems the Irrevocable Voting PoA unlawful E8 will grant a separate new voting power of attorney to Madeleine and/or confirm any votes cast in any Meeting of Pubco in a form which will be in line with such courts’ verdict. Given the Irrevocable Voting PoA granted by it pursuant to Annex A of this Agreement E8 irrevocably agrees to withhold from exercising the voting rights on the shares of Pubco in any of the Meeting(s) itself.

2	PRIOR CONSENT

2.1

E8 acknowledges that it is essential for Madeleine to ensure that E8 will remain invested in Pubco for a minimum period and that the Pubco shares held by Madeleine will be subject to a “lock-up” for 6 months after the consummation of the Transaction (subject to early release upon certain conditions being met).

2.2

Accordingly, (a) E8 undertakes not to Transfer (through one or several transactions) more than two-third (2/3) of the Pubco shares owned by it on the date of completion of the Transaction before 30 September 2026 without having obtained the prior written consent of Madeleine or Meridiam and (b) E8 undertakes not to Transfer any of the Pubco shares until Madeleine has been released from its “lock-up.” For the avoidance of doubt, E8 shall be free to Transfer up to two-third (2/3) of the Pubco shares owned by it after the date at which Madeleine is released from its “lock-up” but before 30 September 2026 (without the prior consent of Madeleine or Meridiam) and from 1 October 2026, E8 shall be free to Transfer all its shares of Pubco.

2.3

For the purpose of this article 2, the term “Transfer” means in relation to Pubco shares to directly or indirectly: (a) sell, offer to sell, assign, hypothecate, pledge, grant any option to purchase, transfer or otherwise dispose of it; (b) create or permit to subsist any encumbrance over it; (c) direct that another person should receive it, or assign any right to it; (d) enter into any agreement in respect of the votes or any other rights attached to it; (e) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Pubco shares, whether any such transaction is to be settled by delivery of such Pubco shares, in cash or otherwise or (f) agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.

2.4

Additionally, E8 agrees for the duration of this Agreement that it will use its reasonable best efforts to comply with all rules and regulations promulgated under the Securities Act of 1933 as amended, and the Securities Exchange Act of 1934, as amended, including taking reasonable action to file or to facilitate the filing of any necessary document with the United States Securities and Exchange Commission or to take any action reasonably requested by Madeleine to assist Madeleine in complying with such rules and regulations.

3	DURATION AND TERMINATION

3.1	This Agreement shall come into force immediately upon completion of the Transaction for a duration which shall expire on the earlier of:

(i)	31 December 2028;

(ii)	the date on which one of the Parties no longer holds, directly or indirectly, any shares in Pubco or any of its subsidiaries (as at the date hereof);

(iii)	the date on which the aggregate direct and indirect shareholdings owned by the Parties in Pubco is strictly below 50% of the share capital and voting rights of Pubco; and

(iv)	the date on which Madeleine notifies E8 in writing of its intention to unilaterally terminate the Agreement.

3.2

Without prejudice to article 3.1 hereof, the provisions of articles 2.1 to 2.3 hereof shall cease to apply on the later of (i) the date on which Madeleine has been released from its “lock-up” in respect of the Pubco shares and (ii) the date on which Mr. Mathieu Bonnet is removed from his position as CEO of Pubco, or Allego Holding, as applicable.

4	MISCELLANEOUS

4.1	Entire agreement

This Agreement contains the entire agreement between the Parties relating to the subject matter covered hereby and supersedes any previous oral or written agreements, arrangements and understandings between the Parties, in particular the lock up undertaking provided for by the Fees Agreement.

4.2	Specific performance, damages and remedies

Without prejudice to all other rights or remedies available to each Party in case of a breach of this Agreement (including the right to claim damages), the Parties acknowledge and agree that specific performance may be sought under or in connection with this Agreement, and each Party expressly waives any defence to contest or dispute the request for specific performance.

In the event of a breach of the any provision of this Agreement by any Party, the Parties agree that the non-breaching Party shall be indemnified for any damage, loss or liability, fees and expenses, directly or indirectly suffered or incurred by it, Pubco or any subsidiary of Pubco in connection with or arising out of such breach, including for the avoidance of doubt, any loss of opportunity, loss of profits or business or any indirect or unpredictable loss.

4.3	Invalid provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

4.4	No rescission or nullification

The Parties hereby waive their rights under articles 6:228 and 6:265 to 6:272 inclusive of the DCC to rescind (ontbinden) and/or annul (vernietigen) or demand in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part, of this Agreement and their rights under article 6:230 of the DCC to request in legal proceedings the amendment of this Agreement.

4.5	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

4.6	Notices

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by email or registered mail.

The postal address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement are:

(i)	Madeleine
	Address:	Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam
	Email:	J.Touati@meridiam.com
	Attention:	Julien Touati

(ii)	E8
	Address:	75 avenue des Champs-Elysées, 75008 Paris
	Attention:	Bruno Heintz
	Email:	bruno.heintz@e8-partenaires.com

or any substitute address or department or officer as the Party may notify to the other Parties, by not less than five (5) business days’ notice.

4.7	Language

The language of this Agreement is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication of which the mandatory language is another language than English.

4.8	Choice of law

This Agreement shall be exclusively governed by and construed in accordance with Dutch law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with Dutch law.

4.9	Disputes

The Parties agree that any dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, shall be exclusively submitted to the jurisdiction of the competent court in Amsterdam.

4.10	Electronic Signature

The Parties hereto hereby agree that, as a matter of evidence agreement, this Agreement is signed electronically in accordance with the European and Dutch regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated 23 July 2014. For this purpose, the Parties hereto agree to use the online platform DocuSign (www.docusign.com). Each of the Parties hereto decides (i) that the electronic signature which it attaches to this Agreement has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date to this Agreement.

[Signature pages follow]

Signature pages

Irrevocable PoA and Prior Consent Agreement - Signature page

For and on behalf of
Madeleine

By	: Julien Touati
Title	: authorized signatory

Irrevocable PoA and Prior Consent Agreement - Signature page

For and on behalf of
E8

By	: Bruno Heintz
Title	: authorized signatory